EXHIBIT 10.1

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this "Amendment") is made and entered into as of 25th day of July 2023 by and between Germanium LLC, a Delaware limited liability company, (hereinafter referred to as "Landlord"), having an office for purposes of notices hereunder at 1627 K Street, NW, Washington, D.C. 20006 and Cogent Communications, Inc. a Delaware corporation (hereinafter referred to as "Tenant"), having an office for purposes of notices hereunder at 2450 N Street, N.W., Washington, DC 20037.

R E C I T A L S

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement entered into on January 6, 2023 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated “February 20, 2023” (the “First Amendment”), regarding the lease of approximately One Thousand Five Hundred and Eighty Seven (1,587) square feet of space, Suite 100A (the “Demised Premises”) of the building located at 196 Van Buren Street, Herndon, Virginia 20170 (the “Building”), all as more particularly described in the Original Lease and First Amendment. The Original Lease, as modified by the First Amendment and this Amendment, shall be referred to herein as the “Lease”;

AND WHEREAS, Tenant desires to lease from Landlord and Landlord desires to lease to Tenant an additional Seven Thousand Three Hundred and Sixty-nine (7,369) rentable square feet comprised of Auditorium/Conference space approximately Four Thousand Nine Hundred and Eighty-seven (4,987) rentable square feet and Two Thousand Three Hundred and Eighty-two (2,382) rentable square feet of Data Center space, on the first floor of the Building, known as Suite 100, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Recitals. The foregoing recitals are incorporated by reference as if fully set forth herein.

2.	Capitalized Terms. All terms capitalized but not defined herein shall have the same meaning ascribed to such terms in the Original Lease.

3.	Demised Premises. Commencing August 1, 2023 (the “Expansion Space Commencement Date”), Tenant shall lease an additional Seven Thousand Three Hundred and Sixty-nine 7,369 rentable square feet on the first floor of the Building, known as Suite 100, (the “Expansion Space”), as shown on Exhibit A attached hereto, pursuant to the Lease. All references in the Lease to the “Demised Premises” shall also refer to and include the “Expansion Space” except where explicitly noted below.

4.	Controlling Language. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Original Lease or First Amendment, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Original Lease, as amended by the First Amendment, shall remain unmodified and in full force and effect.

5.	Expansion Space Use. The Expansion Space shall be used only for the permitted use as described in Section 6 of the Original Lease, Training Center and for colocation activity as described in Section 6 of this Amendment, for use as a telecommunications switch/hub site (including without limitation, the installation, construction, operation, maintenance and repair, addition and removal, from time to time, of transmitting equipment, switching equipment, batteries, UPS and other ancillary equipment).

6.	Colocation Activity. Without notice to Landlord and without Landlord’s consent, Tenant may enter into agreements with its customers (“Customers”) for Colocation Activity, in order to utilize the business services provided by Tenant in the regular conduct of Tenant's business in the Expansion Space. “Colocation Activity” as used herein shall mean and refer to the installation, operation and maintenance by a Customer of such Customer’s computer, switch, or communications equipment in the Expansion Space, and the connection of such equipment with the equipment of Tenant and other Customers within the Expansion Space.

7.	Fixed Annual Rent. Commencing on the Expansion Space Commencement Date and continuing for the remainder of the Lease Term, the aggregate amount of Fixed Annual Rent due for the Expansion Space to Landlord from Tenant shall be One Hundred Sixty-two Thousand One Hundred and Eighteen and 00/100 Dollars ($162,118.00) per Annum (hereinafter referred to as the “Expansion Space Fixed Annual Rent”) computed on the basis of Twenty-Two and 00/100 Dollars ($22.00) per year per square foot of space. The Expansion Space Fixed Annual Rent due during the Lease Term shall be payable in advance, without demand, notice, reduction, or setoff, in equal monthly installments of Thirteen Thousand Five Hundred and Nine Dollars and 83/100 Dollars ($ 13,509.83) (hereinafter referred to as the "Expansion Space Fixed Monthly Rent"). Such Expansion Space Fixed Monthly Rent shall be in addition to the Fixed Annual Rent set forth in the Lease. The Expansion Space Fixed Annual Rent shall be paid to Landlord at the same time and manner as the Fixed Annual Rent.

8.	Tenant’s Operating Expense Percentage. Effective on the Expansion Space Commencement Date, the definition of “Tenant’s Operating Expense Percentage” contained in the Lease shall be amended to be as follows:

“Eight point Nine Zero percent (8.90%) being the proportion that the square footage of the Demised Premises which is specified above bears to the Building Rentable Area, hereafter "Tenant's Operating Expense Percentage".”

The Tenant Operating Expense Percentage reflects total combined square footage for the Lease and Second Amendments.

9.	Expansion Space Electric Usage. Landlord and Tenant have determined that the Expansion Space is separately metered by meter #5 serial number 1231TMAJ0019 and meter #6 serial number 1527TMAJ0420. Tenant agrees to pay Landlord, promptly upon demand therefor, for all such electric consumption and demand as shown by said meters. If Tenant's cost of electricity based on meter readings is to be paid to Landlord it shall be at the same rate as charged to Landlord by the utility company. In addition, Tenant shall only be responsible for Tenant's Operating Expense Percentage of electricity for the common areas of the Building and all other costs of electricity will be excluded from Operating Expenses when calculating Additional Rent for the Expansion Space.

10.	Expansion Space Equipment. Simultaneous with the execution of this Amendment, Tenant shall be granted title to the equipment listed in Exhibit B attached hereto and made a part hereof (the “Existing Expansion Space Equipment”) pursuant to a Bill of Sale in the form of Exhibit C attached hereto. Tenant shall maintain and repair the Existing Expansion Space Equipment in good condition and repair and shall have a non-exclusive license to access, maintain, repair, replace and operate such Existing Expansion Space Equipment in its existing location (Outside the Premises) as of the date of the Bill of Sale and for the remainder of the Lease Term. Effective as of the expiration or earlier termination of the Lease, Tenant relinquishes any title Tenant has to the Existing Expansion Space Equipment (including any like-kind replacement of Existing Expansion Space Equipment), including all wiring, piping and equipment associated therewith that shall exist on or within the Expansion Premises and other portions of the Building and will convey the same to Landlord free and clear of any liens, claims and encumbrances.

11.	Condition of Demised Premises: Tenant acknowledges and agrees that it is leasing the Expansion Space in its “as is, where is” condition, and that Landlord is not obligated to repaint, redecorate or re-carpet the Expansion Space or to otherwise make any alterations and/or improvements thereto.

12.	No Further Amendments. Except as amended herein, the Lease, as amended, shall remain in full force and effect.

13.	Counterparts. This Amendment may be executed by counterparts, each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one contract. The parties hereby acknowledge and agree that facsimile signatures or signatures transmitted by electronic mail in so-called “PDF” format shall be legal and binding and shall have the same full force and effect as if an original of this Amendment had been delivered. Landlord and Tenant (i) intend to be bound by the signatures on any document sent by facsimile or electronic mail, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Amendment based on the foregoing forms of signature.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:

Germanium LLC,
a Delaware limited liability company

By:	/s/David Schaeffer
Name: David Schaeffer
Title: CEO

TENANT:

Cogent Communications, Inc.,
a Delaware corporation

By:	/s/Thaddeus G. Weed
Name: Thaddeus G. Weed - CFO
Title: Chief Financial Officer

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